Exhibit 10.26

June 14, 2017

CONFIDENTIAL TO: Mark Hutchens

Dear Mark,

In recognition of the key role you play in the organization we are pleased to promote you to Executive Vice President effective June 13, 2017. You will retain the title of Chief Financial Officer.

As discussed, your short-term incentive compensation target will increase immediately from 50% to 60% (of your base pay). In addition, you are eligible to receive the right and option to purchase, on the terms and conditions set forth in the 2014 Equity Incentive Plan and the Stock Option Agreement, 135,000 shares of Papa Murphy’s Holdings, Inc. stock.  The options will vest in 1/4th installments on the first, second, third and fourth anniversaries of the date of grant, subject to your continued employment on the applicable vesting dates. The options will be granted to you on the first business day of the fiscal quarter following your promotion date (your options will be granted on July 4th at the July 3rd stock price). Your eligibility for all other Papa Murphy’s benefits will remain the same.

We look forward to your continued success on the Papa Murphy's team!

Sincerely,

/s/ Jean Birch
Jean Birch
Interim CEO and Chair of the Board

8000 NE Parkway Dr., Suite 350 ● Vancouver, WA 98662 ● Tel: (360) 260-7272 ● Fax (360) 260-0500